Exhibit 99.1

Markus Nottelmann Appointed Chief Executive Officer at Ondas Networks

Nottelmann joins at a pivotal time as Ondas Networks drives adoption of its dot16 wireless connectivity platform

Nottelmann will focus on accelerating Ondas Networks’ commercial activities with railroad customers and partners, as well as strategic financial matters

SUNNYVALE, CA / January 23, 2025 / Ondas Holdings Inc. (NASDAQ:ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, announced today that Markus Nottelmann has been appointed as Chief Executive Officer at Ondas Networks Inc. (“Ondas Networks”). Mr. Nottelmann, an Ondas Networks board member, has served as a Senior Advisor at Ondas Holdings since October 2024 where he has primarily focused on advancing commercial development and strategic activity at Ondas Networks.

Mr. Nottelmann has extensive experience introducing new technologies into railroad markets and an accomplished background as a strategic financial and operating executive. An executive with a wealth of experience, Mr. Nottelmann has held various financial and operating roles including leadership positions with Sperry Rail Service and Acuren Inspections, both subsidiaries of Rockwood Holdings, LP, as well as Furmanite Inc. and DMA S.r.l. Since 2020, Mr. Nottelmann has been applying his broad experience as strategic CFO, leading several companies through strategic assessments, transformations, and acquisitions.

“I am excited to join Ondas Networks as CEO to advance the business at this promising juncture in the technological evolution of the rail ecosystem,” said Mr. Nottelmann. “Since October, I’ve worked closely with the talented management teams both at Ondas Networks and Ondas Holdings and have experienced first-hand the exceptional technology and strategic value that has been created here. As we drive adoption of our dot16 wireless connectivity platform and deliver for our customers and industry partners, our pipeline of opportunities continues to grow.”

“I am happy to see Markus take the CEO role at Ondas Networks,” said Eric Brock, Chairman and CEO of Ondas Holdings. “He has demonstrated financial and strategic acumen and leadership skills and is well placed to drive tangible value at Ondas Networks for customers and investors. His appointment comes at a critical time as we look to drive adoption of our dot16 wireless connectivity platform and monetize the significant investments we have made in technology and market development.”

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through Ondas Autonomous Systems Inc. via its wholly owned subsidiaries American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Ondas Autonomous Systems Inc. (OAS) specializes in designing, developing, and marketing autonomous drone solutions via its two advanced drone platforms: the Optimus System, the world’s first FAA-certified small UAS (sUAS) for aerial security and data capture, and the Iron Drone Raider, a counter-drone system designed to combat hostile drones. Both platforms are highly automated, AI-powered, and capable of continuous, remote operation for critical defense, infrastructure, industrial, and government applications. American Robotics and Airobotics have achieved industry-leading regulatory milestones, including the first-ever FAA Type Certification for the Optimus System and the first drone system approved by the FAA for automated beyond-visual-line-of-sight (BVLOS) operations without an on-site human operator.

Ondas Networks, American Robotics and Airobotics together provide users in defense, homeland security, public safety and other critical industrial and government security and infrastructure markets with improved connectivity, situational awareness and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X formerly known as Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on X and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on X and LinkedIn. For additional information on Ondas Autonomous Systems, follow us on LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.
888.350.9994
ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes
Marketing Manager, Ondas Holdings Inc.
preston.grimes@ondas.com